Exhibit 4.74

THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM GENERALLY ACCEPTABLE TO THE COMPANY’S LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

DEMAND PROMISSORY NOTE

Issue Date: [ ]	Principal Amount:	$[ ]
New York, New York	Purchase Price:	$[ ]
	Original Issue Discount:	$[ ]

FOR VALUE RECEIVED on the Issue Date to the bank account set forth on Exhibit A, HUB Cyber Security Ltd., an Israeli company (the “Maker” or the “Company”), hereby promises to pay to the order of [_______________], [a [____] limited liability company,] or its assigns (“Holder”), the principal amount of $[     ] (the “Principal Amount”) due and payable in accordance with the terms hereof.

In lieu of the accrual of interest on the outstanding principal amount hereof on any date prior to the Maturity Date, this Note carries an original issue discount of $[     ] (the “OID”); thus, the purchase price of this Note shall be $[     ], computed as follows: $[     ] initial principal balance less the OID. This demand promissory note (the “Note”) is one of three such demand promissory notes that are being issued by the Maker on the date hereof (collectively, the “March Notes”), and the only Note being issued to the Holder, it being understood that this Note shall rank pari passu with the other Note that is issued by the Maker such that each Note shall rank equally and no payment will be made under any Note unless a pro rata payment is simultaneously made under each Note. It is further understood that the March Notes shall rank junior to the existing senior debt obligations of the Company and the security obligations herein shall be subordinate to the existing senior debt obligations (the “Senior Debt”). To the extent Israeli withholding tax shall apply on any payment or issuance of shares the repayment or conversion of this Note, Maker shall be entitled to withhold such tax in accordance with the applicable law unless provided with an applicable exemption (or approval of reduced tax withholding rate) issued by the Israel Tax Authority.

1) Payment on Demand.

a) The entire unpaid Principal Amount and OID of this Note, shall be due and payable on [                      ]. The Maker will pay to the Holder of this Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in the enforcement or collection of this Note, including, without limitation, reasonable attorneys’ fees, expenses and disbursements in connection with such enforcement or collection. The purchase price of this Note was $[     ].

b) Upon the first offering pursuant to which the Maker sells its ordinary shares, directly or indirectly, no par value each (“Ordinary Shares”), for cash consideration, indebtedness or a combination thereof pursuant to which the Maker receives proceeds of at least $5 million after the date hereof (a “Subsequent Equity Financing”), the Holder shall have the option to convert the Principal Amount into the number of fully paid and non-assessable Ordinary Shares issued in the Subsequent Equity Financing (“Conversion Securities”) equal to the product of unpaid Principal Amount, divided by the price per share paid by the investors for the Conversion Securities. At least two (2) business days prior to the closing of the Subsequent Equity Financing, the Maker shall deliver to the Holder a written notice of its intention to effect a Subsequent Equity Financing (“Pre-Notice”), which Pre-Notice shall ask the Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of the Holder, and only upon a request by the Holder, for a Subsequent Financing Notice, the Maker shall promptly, but no later than one (1) business day after such request, deliver a Subsequent Financing Notice to the Holder.  The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Equity Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Equity Financing is proposed to be effected. If the Holder desires to participate in such Subsequent Equity Financing, it must provide written notice to the Maker by not later than 5:30 p.m. (New York City time) on the second (2nd) business day after receipt of the Pre-Notice that the Holder is willing to participate in the Subsequent Equity Financing.  If the Maker receives no such notice from the Holder as of such second (2nd) business day, the Holder shall be deemed to have notified the Maker that it does not elect to participate. The Holder, by acceptance of this Note, agrees with the Maker that, if this Note is converted pursuant to this Section 1(b), then, as a condition to the issuance of the Conversion Securities, the Holder shall deliver the original of this Note to the Maker with appropriate endorsements at the closing of such Subsequent Equity Financing and shall execute and deliver to the Maker the applicable definitive agreements for the subsequent Equity Financing; provided, however, this Note shall for all purposes be deemed paid and cancelled regardless of whether the Holder delivers the original of this Note or approves or executes the such financing agreements.

2) Optional Prepayment. Prepayment by Maker of the Principal Amount plus the OID, may be made at any time after the date hereof without notice, at a premium of 125%.

3) Mandatory Prepayment. Notwithstanding anything herein to the contrary, so long as any amounts remain outstanding hereunder,

(a)	all cash proceeds received by the Maker on or after the date hereof from any sales of any securities including any debt financing or similar debt-like instruments of the Maker after the date hereof pursuant to which the Maker receives proceeds of at least $10 million (each, a “Subsequent Offering”, and each such cash amount, the “Subsequent Offering Proceeds” thereof) (or such lower portion as mutually agreed upon by the Maker and the Holder prior to such Subsequent Offering), shall be used to repay this Note (such portion of any given Subsequent Offering Proceeds required to be mandatorily paid to the Holder hereunder, each a “Subsequent Offering Payment”). Any Subsequent Offering Payment received by the Maker shall be paid to the Holder at least two (2) business days following such receipt. The Maker shall deliver written notice of any transactions with respect to the applicable Subsequent Offering at least one (1) business days prior to the contemplated consummation of such Subsequent Offering.

(b)	33% of the cash proceeds received by the Maker on or after the date hereof from any sales of securities pursuant to that certain Ordinary Share Purchase Agreement by and between the Company and Keystone Capital Partners, LLC dated as of March 11 2025, shall be used to repay the March Notes.

4) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible or exchangeable by the Holder hereof to the extent that the issuance of Ordinary Shares issuable upon such conversion, when aggregated with all other Ordinary Shares then beneficially owned by the Holder and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Holder of more than 4.99% of the outstanding Ordinary Shares (the “Beneficial Ownership Limitation”). Upon the written or oral request of the Holder, the Maker shall promptly (but not later than the next business day on which the Company’s transfer agent is open for business) confirm orally or in writing to the Holder the number of Ordinary Shares outstanding as of the most recent date for which the Company’s transfer agent has such information. The Holder and the Maker shall each cooperate in good faith in the determinations required under this Section 4 and the application of this Section 4. The Holder’s written certification to the Maker of the applicability of the Beneficial Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error. The provisions of this Section 4 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4 to the extent necessary to properly give effect to the limitations contained in this Section 4.

5) Representations and Warranties of Maker. Maker represents and warrants as follows as of the date hereof: (a) it is duly organized and validly existing under the laws of the State of Israel; (b) the execution, delivery and performance by Maker of this Note (i) are within Maker’s powers, (ii) have been duly authorized by all necessary actions, (iii) do not contravene its governing agreements, certificates or other organization documents, (iv) do not contravene any law or any contractual restriction binding on or affecting Maker, and (v) do not require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination, vesting, amendment or acceleration of any material benefit under, in each case, with or without notice, the lapse of time or both, any contract to which the Maker or any subsidiary of the Maker is a party, or by which they or any of their respective properties or assets are bound; (c) no authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by Maker of this Note; (d) this Note constitutes the legal, valid and binding obligation of Maker party thereto, enforceable against Maker in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws for the protection of creditors generally and by general equitable principles; and (e) there is no pending or, to Maker’s knowledge, threatened action or proceeding affecting Maker before any governmental agency or arbitrator with respect to the transactions contemplated by this Note or which may materially adversely affect the property, assets or condition (financial or otherwise) of Maker; in each of the foregoing events, except to the extent that the failure for such representation and warranty to be accurate would not have a material adverse effect on the Maker.

6) Late Charges. Any amount of the Principal Amount or other amounts due hereunder which is not paid within 7 business days of when due shall result in a late charge being incurred and payable by the Maker at the rate of fifteen percent (15%) per annum of such amount from the date such amount was due until the same is paid in full (the “Late Charges”).

7) Subordination. Notwithstanding anything to the contrary set forth herein, the indebtedness evidenced by this Note, and the payment of the Principal Amount, is wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Debt. The provisions of this Section 7 are, and are intended solely, for the purposes of defining the relative rights of the Holder and the holders of Senior Debt and nothing in this Section 7 shall impair, as between the Maker and the Holder, the obligations of the Maker set forth in this Note, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth in this Section 7 of holders of Senior Debt to receive cash, property or securities otherwise payable or deliverable to the Holder.

8) Indemnification; Expenses. Maker hereby indemnifies and holds harmless Holder, each of its affiliates and correspondents and each of their respective directors, officers, employees, agents and advisors (each an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party by any person by reason of or in connection with the execution, delivery or performance of this Note, or action taken or omitted to be taken by Holder under, this Note. Notwithstanding any provision in this Agreement or any other Transaction Documents, except for fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, the aggregate indemnification obligations of the Company pursuant to this Section 8 shall not exceed 100% of the Principal Amount. Nothing in this paragraph is intended to limit Maker’s obligations contained elsewhere in this Note. Without prejudice to the survival of any other obligation of Maker hereunder, the indemnities and obligations of Maker contained in this paragraph shall survive the payment in full of all obligations hereunder. The Company shall reimburse any Indemnified Party promptly upon demand (with accompanying presentation of documentary evidence) for all legal and other costs and expenses reasonably incurred by such Indemnified Party in connection with (i) any action, suit, claim or proceeding, whether at law or in equity, to enforce compliance by the Company with any provision of this Note or (ii) any other any action, suit, claim or proceeding, whether at law or in equity, with respect to which it is entitled to indemnification under this Section 8; provided that such Indemnified Party shall promptly reimburse the Company for all such legal and other costs and expenses to the extent a court of competent jurisdiction determines that any such Indemnified Party was not entitled to such reimbursement.

9) Miscellaneous.

a) All amounts to be paid in cash hereunder shall be paid when due by wire transfer in United States dollars and immediately available funds in accordance with the wire instructions delivered to such party entitled to receive such payment prior to such date.

b) If any cash payment on this Note shall become due on a Friday, Saturday, Sunday or a bank or legal holiday in the respective jurisdictions of the Holder or the Maker, such payment shall be made on the next succeeding business day.

c) No course of dealing and no delay on the part of the Holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

d) Maker hereby waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

e) If Late Charges or other amounts payable under this Note is in excess of the maximum permitted by law, the Late Charges or other amounts chargeable hereunder shall be reduced to the maximum amount permitted by law and any excess over the maximum amount permitted by law shall be credited to the Principal Amount of this Note and applied to the same and not to the payment of Late Charges or such other amounts, as applicable.

f) Maker hereby (i) irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City, New York in any action or proceeding arising out of or relating to this Note, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines and (iii) irrevocably agree that all claims in respect of such an action or proceeding may be heard and determined in such New York State or Federal court. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware. MAKER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

g) This Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors, assigns, heirs and legal representations, except that Maker may not assign any rights or obligations hereunder without the prior written consent of Holder. Holder may assign to other affiliated entities all or a portion of its rights under this Note.

h) Maker acknowledges that the transaction of which this Note is a part is a commercial transaction and hereby waives its right to any notice and hearing as may be allowed by any state or federal law with respect to any prejudgment remedy which any Holder or its successors or assigns may use.

i) The Holder of this Note may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

j) If this Note is lost or destroyed, Maker shall, at Holder’s request and upon receipt of a lost note affidavit, in a customary form, from the Holder, execute and return to Holder a replacement promissory note identical to this Note. No replacement of this Note shall result in a novation of Maker’s obligations under this Note. Maker acknowledges the need to act promptly upon its receipt of the documentation evidencing any request by Holder that the Note be replaced pursuant to this paragraph and agrees that Maker will meet the reasonable deadlines of Holder provided that Maker has received the applicable documents at least ten (10) business days prior to such deadline. Furthermore, Maker agrees to reasonably cooperate with Holder to effectuate the obtainment of such title policy endorsements, or new title evidence and other assurances and documents as Holder shall reasonably require.

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IN WITNESS WHEREOF, this Note has been executed as of the date first written above.

HUB CYBER SECURITY LTD.

By:
Name:
Title:

Exhibit A

Bank Account Details